     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20 , 2001
                                                           REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             POGO PRODUCING COMPANY
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                        5 GREENWAY PLAZA, SUITE 2700                       74-1659398
  (State or Other Jurisdiction of                    HOUSTON, TEXAS                           (I.R.S. Employer
   Incorporation or Organization)       (Address of Principal Executive Offices)            Identification No.)
                                                          77046
                                                       (Zip Code)

--------------------------------------------------------------------------------

             1998 LONG-TERM INCENTIVE PLAN OF POGO PRODUCING COMPANY
                            (Full title of the plan)

--------------------------------------------------------------------------------

                                GERALD A. MORTON
                            VICE PRESIDENT - LAW AND
                               CORPORATE SECRETARY
                             POGO PRODUCING COMPANY
                          5 GREENWAY PLAZA, SUITE 2700
                              HOUSTON, TEXAS 77046
                     (Name and Address of Agent for Service)

                                 (713) 297-5000
                     (Telephone Number, Including Area Code,
                              of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                       Proposed
           Title of                     Amount             Proposed Maximum             Maximum             Amount of
       Securities to be                 to be             Offering Price Per           Aggregate           Registration
          Registered                Registered(1)              Share(2)            Offering Price(2)           Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock (par value             750,000 shares              $22.55                $16,912,500             $4,229
   $1 per share)...............
=========================================================================================================================

   (1) This Registration Statement also covers (a) such indeterminable additional number of shares as may become deliverable as a result of any future adjustments in accordance with the terms of the 1998 Long-Term Incentive Plan and (b) the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of Common Stock being registered hereby. The value attributable to those associated rights, if any, is reflected in the market price of the Common Stock.

   (2) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price reported on the New York Stock Exchange Composite Tape on July 19, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the 1998 Long-Term Incentive Plan (as amended and restated through July 17, 2001) of Pogo Producing Company (the "Plan") required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by
Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and with the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Pogo Producing Company (the "Registrant" or the "Company") shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

         The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K filed pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 2000, as the same has been amended through the date hereof;

         (b) The Registrant's Quarterly Report on Form 10-Q filed pursuant to
Section 13 of the Exchange Act, for the quarterly period ended March 31, 2001, as the same has been amended through the date hereof;

         (c) All other reports filed by the Registrant pursuant to Section 13(a), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

         (d) The description of the Registrant's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, as the same has been amended through the date hereof, and as the same may be further amended from time to time.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   Description of Securities.

         Not Applicable.

ITEM 5.  Interests of Named Experts and Counsel.

         Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Gerald A. Morton, who is the Vice President - Law and Corporate Secretary of the Company. Such opinion has been filed as an exhibit to this Registration Statement. Mr. Morton is an officer of the Company and owns, and has options to purchase, shares of common stock of the Company.

ITEM 6.   Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such a person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons in respect of threatened, pending or completed actions or suits by or in the right of the corporation against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that no indemnification shall be made in respect of any claim, issue or matter (unless a court of competent jurisdiction otherwise provides) as to which such person shall not have been adjudged liable to the corporation. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power under Section 145. Article X of the Restated Certificate of Incorporation of the Company eliminates the personal liability of each director of the Company to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director occurring on or after September 30, 1986; provided, however that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Title 8,
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit.

         The Bylaws of the Company provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as in effect as of the date of the adoption of the Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity including services with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Bylaws further provide that the Company will indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company.

         The Bylaws further provide that the Company will pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses insured by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations in advance of the final disposition of the proceeding) will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

         The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors, including liabilities under the Securities Act of 1933, as amended.

ITEM 7.   Exemption from Registration Claimed.

         Not Applicable.

ITEM 8.   Exhibits.

         The following documents are filed as exhibits to this Registration Statement or, if marked with an asterisk, incorporated by reference as shown.

Exhibit
   No.            Description

*4.1    --        Restated Certificate of Incorporation of Pogo Producing
                  Company(Exhibit 3(a), Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-7792).

*4.2    --        Certificate of Amendment of Amended and Restated Certificate
                  of Incorporation of Pogo Producing Company(Exhibit 4.3,
                  Registration Statement on Form S-3 filed on May 11, 2001, File
                  No. 333- 60800).

*4.3    --        Certificate of Designation, Preferences and Rights of
                  Preferred Stock of Pogo Producing Company, dated March 25,
                  1987 (Exhibit 3(a)(1), Annual Report on Form 10-K for the year ended December 31, 1987, File No. 0-5468).

*4.4    --        Bylaws of Pogo Producing Company, as amended and restated
                  through January 27, 1998 (Exhibit 3(b), Annual Report on Form
                  10-K for the year ended December 31, 1998, File No. 1-7792).

*4.5    --        Rights Agreement dated as of April 26, 1994 between Pogo
                  Producing Company and Harris Trust Company of New York, as
                  Rights Agent (Exhibit 4, Current Report on Form 8-K filed
                  April 26, 1994, File No. 1-7792).

*4.6    --        Certificate of Designation of Series A Junior Participating
                  Preferred Stock of Pogo Producing Company dated April 26, 1994
                  (Exhibit 4(d), Registration Statement on Form S-8 filed August
                  9, 1994, File No. 33-54969).

  4.7   --        1998 Long-Term Incentive Plan (as amended and restated through
                  July 17, 2001).

  5     --        Opinion of Gerald A. Morton, Vice President - Law and
                  Corporate Secretary.

23.1    --        Consent of Arthur Andersen LLP.

23.2    --        Consent of Ryder Scott Company, L. P.

23.3    --        Consent of Miller and Lents, Ltd.

23.4    --        Consent of Gerald A. Morton (included in Exhibit 5).

24      --        Powers of Attorney

* Asterisk indicates incorporated by reference as shown.

ITEM 9.    Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of July, 2001.

                                       POGO PRODUCING COMPANY



                                       By:   /s/ PAUL G. VAN WAGENEN
                                             ----------------------------------
                                             Paul G. Van Wagenen
                                             Chairman, President and Chief
                                               Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of July, 2001.

                       Signature                                                    Title
                       ---------                                                    -----
                /s/ PAUL G. VAN WAGENEN                               Chairman, President and Chief
------------------------------------------------------                  Executive Officer (Principal Executive Officer
                  Paul G. Van Wagenen                                   and Director)


                 /s/ JAMES P. ULM, II                                 Vice President and Chief Financial Officer
------------------------------------------------------
                   James P. Ulm, II                                   (Principal Financial Officer)

                  /s/ THOMAS E. HART                                  Vice President and Chief Accounting
------------------------------------------------------
                    Thomas E. Hart                                    Officer (Principal Accounting Officer)
                           *                                            Director
------------------------------------------------------
                  Jerry M. Armstrong


                           *                                          Director
------------------------------------------------------
                  W. M. Brumley, Jr.


                           *                                          Director
------------------------------------------------------
                  Robert H. Campbell

                       Signature                                           Title
                       ---------                                           -----
                           *                                          Director
------------------------------------------------------
                   William L. Fisher


                           *                                          Director
------------------------------------------------------
                    Gerrit W. Gong


                           *                                          Director
------------------------------------------------------
               Frederick A. Klingenstein


                           *                                          Director
------------------------------------------------------
                   Stephen A. Wells


*By:               /s/ THOMAS E. HART
   ---------------------------------------------------
                       Thomas E. Hart
                      Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
   No.            Description
--------          -----------
*4.1    --        Restated Certificate of Incorporation of Pogo Producing
                  Company(Exhibit 3(a), Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-7792).

*4.2    --        Certificate of Amendment of Amended and Restated Certificate
                  of Incorporation of Pogo Producing Company(Exhibit 4.3,
                  Registration Statement on Form S-3 filed on May 11, 2001, File
                  No. 333- 60800).

*4.3    --        Certificate of Designation, Preferences and Rights of
                  Preferred Stock of Pogo Producing Company, dated March 25,
                  1987 (Exhibit 3(a)(1), Annual Report on Form 10-K for the year ended December 31, 1987, File No. 0-5468).

*4.4    --        Bylaws of Pogo Producing Company, as amended and restated
                  through January 27, 1998 (Exhibit 3(b), Annual Report on Form
                  10-K for the year ended December 31, 1998, File No. 1-7792).

*4.5    --        Rights Agreement dated as of April 26, 1994 between Pogo
                  Producing Company and Harris Trust Company of New York, as
                  Rights Agent (Exhibit 4, Current Report on Form 8-K filed
                  April 26, 1994, File No. 1-7792).

*4.6    --        Certificate of Designation of Series A Junior Participating
                  Preferred Stock of Pogo Producing Company dated April 26, 1994
                  (Exhibit 4(d), Registration Statement on Form S-8 filed August
                  9, 1994, File No. 33-54969).

  4.7   --        1998 Long-Term Incentive Plan (as amended and restated through
                  July 17, 2001).

5       --        Opinion of Gerald A. Morton, Vice President - Law and
                  Corporate Secretary.

23.1    --        Consent of Arthur Andersen LLP.

23.2    --        Consent of Ryder Scott Company, L.P.

23.3    --        Consent of Miller and Lents, Ltd.

23.4    --        Consent of Gerald A. Morton (included in Exhibit 5).

24      --        Powers of Attorney

---------------
* Asterisk indicates incorporated by reference as shown.